Exhibit 99.1

MOHAWK INDUSTRIES, INC.

UPDATES CURRENT BUSINESS CONDITIONS

Calhoun, Georgia, March 14, 2003 - Mohawk Industries, Inc. (NYSE:MHK) today announced its updated first and second quarter 2003 earnings estimates.  In the 2002 fourth quarter earnings release, the Company indicated concern about weakening conditions in its markets.  These concerns are more pronounced than we had anticipated as demand has declined due to geo-political circumstances and harsh winter weather conditions in the northeast and central U.S.

Mohawk is a leading indicator of the economy as customers postpone purchases when consumer confidence falls.  The Mohawk segment costs have been negatively affected by the lower soft surface plant utilization and unabsorbed overhead costs in the Company's first quarter.   Both the timing and magnitude of raw material price increases are more unfavorable than we anticipated earlier.  In addition, lower sales volume of about 5% and more aggressive product promotions have impacted operating margins.  The Mohawk segment has one less day in the first quarter of 2003 compared to 2002.  The Dal-Tile segment sales improved approximately 5% on a comparable basis. As a result, we are revising our first quarter earnings forecast to $0.60 - $0.63 diluted earnings per share.

To improve our financial performance, Mohawk is implementing a price increase of 5% to 8% in carpet at the end of March 2003.   We are reducing direct labor costs, selling, general and administrative expenses, as well as lowering capital expenditures.  Our balance sheet remains strong with a debt to capitalization ratio of approximately 30% and availability of approximately $700 million under our existing credit facilities.

We are anticipating that carpet price increases, normal seasonal improvements in sales and reductions in costs will improve the second quarter.  Due to lower sales, home product customers have reduced inventories and now are increasing orders to satisfy demand.    Based on these factors, our second quarter earnings forecast range is from $1.05 to $1.15 diluted earnings per share.

We believe the present business conditions will improve in the fall of this year.  Economists expect the overall economy to improve after the war threat subsides.  A rebound in demand such as we experienced following the terrorist attack on September 11 is probable.  In addition, if oil prices contract as expected, combined with increased carpet prices, we anticipate improvements in sales and operating margins in the second half of 2003.

Over the past five years, Mohawk has become a total home flooring products supplier, developed strong brands and efficient production and distribution structures.  Today about 30% of Mohawk's sales are from hard surface products with our market share continuing to increase.  As the U.S. economy overcomes today's uncertainties, our diversification strategy will deliver solid results.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Those statements are based on many assumptions including assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs.  These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.  Forward-looking statements involve a number of risks and uncertainties.  The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the floorcovering markets served by Mohawk; competition from other floorcovering manufacturers, raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Karastan," "Aladdin," "Bigelow Commercial," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufactures and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Monday, March 17, 2003 at 10:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canadian calls and (706) 634-2294 for international calls.  A conference call replay will also be available until Friday, March 21, 2003 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for international calls and entering Conference ID #9236275.